EXHIBIT 10.12

DEVELOPMENT AND ASSIGNMENT AGREEMENT

This Development and Assignment Agreement (this “Agreement”) is made as of August 29, 2003, by and between Dr. Francesco DiVirgilio, Dr. Davide Ferrari and Dr. Roberto Baricordi (collectively, the “Inventors”) and Duska Scientific Co., a Delaware, U.S.A. corporation (“Duska”).

BACKGROUND

A. Inventors are the sole owners of certain intellectual property developed by them relating to uses of adenosine 5’-triphosphate (ATP) in combination with an antibiotic to eliminate tumor cells, as described more fully in Exhibit A to this Agreement (all such intellectual property being hereinafter referred to as the “Invention”).

B. Duska is an early stage biopharmaceutical company that is willing to provide certain patent filing support to the Inventors and to carry the financial burden of completing the later stages of development and commercialization of products that are based on the Invention in exchange for acquiring ownership of the Invention on the terms described herein.

NOW, THEREFORE, in consideration of the promises and covenants contained in this Agreement and intending to be legally bound, the parties agree as follows:

ARTICLE 1

DEVELOPMENT OBLIGATIONS

1.1 Preliminary Patent Filing. As a first step, Duska will at its own expense promptly file a provisional patent application covering the Invention in the United States and for any other territory that Duska in its sole discretion elects to file reflecting the Inventors as the inventors and Duska as the assignee of the Invention (the “Provisional Patent Application”). The Provisional Patent Application shall cover the claims for the Invention described in Exhibit A to this Agreement. Duska shall be responsible for selecting patent counsel to file the Provisional Patent Application and for prosecuting the Provisional Patent Application. The Inventors shall provide all reasonable assistance to Duska in preparing, filing and prosecuting the Provisional Patent Application and subsequent Final Patent Application (as defined in Section 1.2).

1.2 Inventors Development Obligations. The Inventors shall use their best efforts to develop at their own expense appropriate in vivo data supporting the safety and efficacy of the Invention (the “Supporting Data”) so as to enable Duska to file a patent application subsequent to the Provisional Patent Application in the United States and for any other territory that Duska, in its discretion, elects to file reflecting the Inventors as the inventors of the Invention and Duska as the assignee of the Invention (the “Final Patent Application”). The Final Patent Application shall cover the claims for the Invention described in Exhibit A to this Agreement. The Inventors will deliver the Supporting Data to Duska within not more than eight months from the date of this Agreement. The Inventors will coordinate their research plan for generating the Supporting Data with Duska and will carry out their research in a manner that permits Duska to utilize the Supporting Data in the Final Patent Application and otherwise without the permission of any third party or claim by any third party to that data. The Inventors will not publish any of their findings in the field of the Invention without first reviewing the proposed publication with Duska, and the Inventors will not publish or otherwise disclose any of their findings in the field that could adversely affect Duska’s ability to obtain patent coverage for the Invention in the United States or any other territory.

1.3 Termination of Development Obligations. In the event the Inventors do not deliver the Supporting Data to Duska within eight months from the date of this Agreement that Duska believes is sufficient to support the filing and issuance of the Final Patent Application, Duska shall have the right to terminate this Agreement by giving written notice of such termination to the Inventors. Upon termination of this Agreement pursuant to this Section 1.3, Duska will have no obligation to continue to maintain or prosecute the Provisional Patent Application or any other obligation to the Inventors. In the event the Inventors fail to deliver the Supporting Data as required by this Section 1.3, Duska shall have the right, in lieu of terminating this Agreement, to generate such Supporting Data at its own expense, in which case Duska shall be entitled to offset all of its direct and overhead costs in developing this data against the first amounts that it owes the Inventors under Section 2.2.

ARTICLE 2

ASSIGNMENT OF INVENTION

2.1 Assignment. In consideration for Duska’s performance of its obligations under this Agreement, the Inventors hereby jointly and severally assign to Duska effective as of the date of this Agreement all of their right, title and interest in and to the Invention and any related intellectual property owned by them, including without limitation any interest they may have in the Provisional Patent Application, the Final Patent Application and any other related patents, patent applications or subsequent improvements thereto, whether United States or foreign, which at any time may be granted, including any and all renewals, reissues, divisionals, and prolongations thereof or based thereon, including the right to sue for and recover all damages for past infringements (collectively, the “Assigned Invention Property”). The Inventors will execute a form of assignment and otherwise cooperate with Duska in effecting the assignment of the Assigned Invention Property.

2.2 Payment for Assigned Invention Property.

2.2.1 In consideration of the assignment to Duska of the Assigned Invention Property, Duska shall pay to the Inventors an aggregate royalty equal to 5% of the Net Sales (as hereinafter defined) of products sold directly by Duska in the United States based on the Assigned Invention Property and 2 ½% of the Net Sales of products sold directly by Duska outside the United States based on the Assigned Invention Property and 5% of any royalty payments received by Duska from its licensees based on the Net Sales of products in the United States based on the Assigned Invention Property by such licensees and 2 1/2% of any royalty payments received by Duska from its licensees based on the Net Sales of products outside the United States based on the Assigned Invention Property by such licensees.

2.2.2 Duska shall pay to the Inventors in the aggregate an amount equal to 5% of any license initiation fee or other similar payment paid by each licensee of Duska under this Agreement. Any non-cash consideration received by the Duska from such licensees shall be valued at its fair market value as of the date of receipt.

2.2.3 “Net Sales” means the consideration or fair market value attributable to the sale of any product, less qualifying costs directly attributable to such sale and actually identified on the invoice and borne by Duska or its licensee. Such qualifying costs shall include without limitation the following:

(i) discounts, in amounts customary in the trade, for quantity purchases, for prompt payments and for wholesalers and distributors;

(ii) credits or refunds, not exceeding the original invoice amount, for claims or returns;

(iii) prepaid outbound transportation expenses and transportation insurance premiums; and

(iv) sales and use taxes and other fees imposed by a governmental agency.

2.3 Diligence.

2.3.1 Duska shall use its commercially reasonable efforts to develop for commercial use and to market in the United States and such other countries as Duska shall determine products based on the Assigned Invention Property, including being responsible for the clinical development, all regulatory matters and all commercialization issues relating to such products.

2.3.2 Duska shall provide to the Inventors under a confidentiality agreement on each anniversary of the effective date of this Agreement, written progress reports, setting forth: (a) the progress of the development, evaluation, testing and commercialization of each product based on the Assigned Invention Property; and (b) Duska’s strategic alliances with industry counterparts.

2.4 Royalty Reports and Records.

2.4.1 Duska shall deliver to the Inventors within 45 days (or 60 days if Duska has entered into a license) after the end of each semi-annual calendar period a written report, certified by the President or Chief Financial Officer of Duska, setting forth the calculation of the royalties due to the Inventors for such calendar quarter.

2.4.2 Duska shall pay the royalties due under Section 2.2 to the Inventors within 45 days (or 60 days if Duska has entered into a license) following the last day of the semi-annual calendar period in which the royalties accrue.

ARTICLE 3

TERM AND TERMINATION

3.1 Term. This Agreement, unless sooner terminated as provided in this Agreement, terminates upon the expiration of the last to expire or become abandoned of the patents included in the Assigned Invention Property. Notwithstanding any provision in this Agreement to the contrary, Duska (and any licensee) shall have no obligation to pay any royalties to the Inventors with respect to Net Sales of products made in any country in which there are no patents or patent applications covering such products comprising part of the Assigned Invention Property currently in effect at the time of such sales.

3.2 Termination by Duska. Duska may, upon 60 days written notice to the Inventors, terminate this Agreement without any liability to the Inventors, except as provided for elsewhere in this Agreement.

3.3 Termination by Inventors. The Inventors may terminate this Agreement upon written notice to Duska signed by all of the Inventors if any of the following events of default (“Default”) occur:

3.3.1 Duska is more than 60 days late in paying to the Inventors any royalties due under this Agreement and Duska thereafter does not within five business days pay the Inventors in full upon written demand; or

3.3.2 Duska breaches a material provision of this Agreement (other than a breach solely under Section 3.3.1) and does not cure the breach within 60 days after written notice of the breach.

ARTICLE 4

PATENT MAINTENANCE

Duska will retain control over, and will diligently prosecute and maintain at its sole expense the patents and patent applications included in the Assigned Invention Property. Duska will consult with the Inventors prior to the filing of any patent application in any jurisdiction, but decisions as to the filing of patent applications or maintenance of patents in any jurisdiction will be made by Duska at its sole discretion. Duska will furnish to the Inventors copies of all documents relevant to any such prosecution and maintenance. Duska will have the right at its sole discretion to transfer the prosecution and maintenance of patents and patent applications to any experienced patent attorney of Duska’s choosing.

ARTICLE 5

INFRINGEMENT AND LITIGATION

5.1 Notification of Infringement. Duska and the Inventors will promptly notify each other promptly of any infringement of any patents and patent applications included in the Assigned Invention Property which may come to their attention. Duska and the Inventors will consult one another in a timely manner concerning any appropriate response to the infringement, with Duska to determine what action, if any, to be taken in response to the infringement.

5.2 Prosecution by Duska. Duska may prosecute any infringement described in Section 5.1 at its own expense. Duska shall not settle or compromise any such suit in a manner that imposes any obligations on the Inventors without their prior written permission, which will not be unreasonably withheld. Financial recoveries from any such litigation will first be applied to reimburse Duska for its litigation expenditures, with additional recoveries being paid to Duska, subject to any royalty due the Inventors based on the provisions of Article 3.

5.3 Prosecution by Inventors. If Duska fails to prosecute any infringement, then the Inventors may prosecute such infringement at their own expense. In such event, financial recoveries will first go to reimburse the Inventors for their litigation expense and then to Duska, subject to any royalties due to the Inventors pursuant to Article 2.

5.4 Cooperation. In any action to enforce any of the patent rights, either party, at the request and expense of the other party, shall cooperate promptly and to the fullest extent reasonably possible.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

6.1 Representations and Warranties. The Inventors represent and warrant that they are the sole owners of the Assigned Invention Property and that they have the authority to enter into and perform this Agreement. To the best knowledge of the Inventors, none of the Assigned Invention Property infringes any patent, trade secret or other property or proprietary rights of any third party. The Inventors hereby acknowledge that (i) Duska and its officers and directors have made no representations to them concerning the timing or probabilities of obtaining any governmental marketing approvals for any products covered by this Agreement or the potential markets for these products; (ii) there is no assurance that any products will be successfully developed by Duska or governmental marketing approvals will be obtained or that commercially viable markets for such products will exist, either with respect to the products covered by this Agreement or any other products as to which Duska may now or in the future have developmental rights; and (iii) development of the products covered by this Agreement will require expenditures substantially in excess of Duska’s current financial resources and that there is no assurance that Duska will be able to generate sufficient capital to fund development of any of the products covered by the agreement. The Inventors also represent that they have been advised by their own counsel (which is independent of Troy & Gould or any other counsel representing Duska) in connection with this Agreement.

6.2 Indemnification. The Inventors will indemnify, defend and hold Duska and Duska’s officers, directors, shareholders, agents and employees harmless from and against any and all liability, loss, damage, action, claim or expense incurred by any of the foregoing parties excluding any consequential damages or lost opportunity profits or costs) resulting from any breach of the Inventors’ representations, warranties or covenants under this Agreement, including without limitation any claims asserted by the Universita Degli Studi DeFerrare relating in any manner to the Assigned Invention Property. Duska may offset amounts owed to it or its affiliated parties pursuant to the preceding sentence against royalties otherwise payable by Duska to the Inventors. Duska will indemnify, defend and hold harmless to the extent of Duska’s assets (including any insurance policies) the Inventors, from and against any and all liability, loss, damage, action, claim or expense suffered or incurred by them (including reasonable attorneys’ fees and expenses but excluding any consequential damages or lost opportunity profits or costs) that results from any breach by Duska of its covenants under this Agreement.

ARTICLE 7

ADDITIONAL PROVISIONS

7.1 No Agency. Nothing in this Agreement shall be deemed to establish a relationship of principal and agent between the Inventors and Duska or its licensees, nor any of their agents or employees for any purpose whatsoever, nor shall this Agreement be construed as creating any other form of legal association or arrangement which would impose liability upon one party for the act or failure to act of the other party.

7.2 Assignment. Duska may grant licenses to third parties to any of its rights in the Assigned Invention Property. Duska and any licensees are permitted to assign this Agreement or any part of it, either directly or by merger or other operation of law.

7.3 No Waiver. No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other subsequent breach or condition, whether of like or different nature.

7.4 Notices. All notices, requests, consents and other communications hereunder shall be in writing and shall be delivered in person or sent overnight delivery by Federal Express or by certified or registered mail, return receipt requested, or telexed in the case of non-U.S. residents, and shall be deemed to have been given when hand delivered, one (1) day after mailing when mailed by overnight courier (e.g. Federal Express or Express Mail) or five (5) days after mailing by registered or certified mail, as follows (provided that notice of change of address shall be deemed given only when received):

If to the Inventors:	Dr. Francesco DiVirgilio Universita Degli Studi DiFerrera Via L Bosari 46-I-44100 Ferrara, Italia

Dr. Davide Ferrari

Dr. Roberto Baricordi

If to Duska:	Duska Scientific Co. Two Bala Plaza, Suite 300 Bala Cynwyd, Pennsylvania 19004 Attention: Dr. Amir Pelleg

With a required copy to:	Dale Short, Esq. Troy & Gould Suite 1600 1801 Century Park East Los Angeles, CA 90067

or to such other names or addresses as Duska or the Inventors, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Section 7.4.

7.5 Governing Law and Jurisdiction. This Agreement shall be construed and governed in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to conflict of law provisions of any jurisdiction. Any dispute under this Agreement shall be resolved in the federal or state courts located in Philadelphia, Pennsylvania.

7.6 Binding Nature of Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns.

7.7 Integration and Amendment. This Agreement embodies the entire agreement and understanding among the parties hereto and thereto and supersede all prior agreements and understandings relating to the subject matter hereof or thereof. This Agreement may not be changed, modified, extended or terminated except by written amendment executed by an authorized representative of each party.

7.8 Severability. If any provision of this Agreement shall be held to be illegal, invalid or unenforceable, then such illegality, invalidity or unenforceability shall attach only to such provision and shall not in any manner affect or render illegal, invalid or unenforceable any other provision of this Agreement, and this Agreement shall be carried out as if any such illegal, invalid or unenforceable provision were not contained herein.

7.9 Force Majeure. Any delay or failure to perform any part of this Agreement arising from causes beyond the reasonable control of the party concerned shall not be deemed to be a default under this Agreement. Causes beyond the reasonable control of a party shall include, without limitation, acts of God, labor disturbances or labor disputes of any kind, civil disorders or commotions, accidents, failure of any governmental approval required for full performance, acts of aggression, energy or other conservation measures imposed by law or regulation, explosions, failure of utilities, mechanical breakdowns, material shortages, disease, or other such occurrences.

IN WITNESS WHEREOF, the parties, intending to be legally bound, have caused this Agreement to be executed by their duly authorized representatives.

DUSKA SCIENTIFIC CO.

/s/ Dr. Francesco Di Virgilio	By:	/s/ Dr. Manfred Mosk
DR. FRANCESCO DI VIRGILIO	Name:	Dr. Manfred Mosk

/s/ Dr. David Ferrari	Title:	Chief Executive Officer
DR. DAVID FERRARI
Date:

/s/ Dr. Robert Baricordi
DR. ROBERTO BARICORDI